Exhibit 99.B(h)(3)(a)

ADMINISTRATION AND

FUND ACCOUNTING AGREEMENT

THIS ADMINISTRATION AND FUND ACCOUNTING AGREEMENT (the “Agreement”) is made as of July 1, 2006, by and between (i) The Victory Portfolios and The Victory Variable Insurance Funds, both, Delaware statutory trusts (each, a ‘Trust” and, together, the “Trusts”) on behalf of those investment company portfolios listed on Schedule D which may be amended from time to time (each, a “Fund” and, together, the “Funds”) in the case of both the Trusts and the Funds, individually and not jointly and (ii) VICTORY CAPITAL MANAGEMENT INC. (“VCM”), a New York corporation.

WHEREAS, VCM currently acts as co-administrator for the Trusts and BISYS Fund Services Ohio, Inc (“BISYS”) currently acts as co-administrator of and fund accountant for the Trusts, each of which is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, this Agreement supersedes the current co-administration and accounting agreements with respect to the subject matter herein;

WHEREAS, the Trusts desire to retain VCM as administrator and fund accountant for the Trusts to perform certain administration and fund accounting services for the Trusts and each investment portfolio of the Trusts, as now in existence and listed on Schedule D to this Agreement, or as hereafter may be established from time to time;

WHEREAS, VCM is willing to perform Services (as defined below) on the terms and conditions set forth in this Agreement; and

WHEREAS, the parties hereto wish to enter into this Agreement in order to set forth the terms under which VCM will perform the Services set forth herein for the Trusts.

NOW, THEREFORE, in consideration of the mutual premises and covenants hereinafter contained, the parties hereto agree as follows:

1.             Retention of VCM.

(a)          Each Trust respectively and separately hereby appoints VCM as its administrator and fund accountant.  VCM shall, for all purposes herein, be deemed to be an independent contractor and, except as otherwise expressly provided or authorized, shall have no authority to act for or represent the Trusts or the Funds in any way, and shall not be deemed an agent of the Trusts or any Funds.

2.             Responsibilities of VCM.

VCM shall perform the administration services set forth in Schedule A to this Agreement and the fund accounting services set forth in Schedule B to this Agreement.  VCM shall perform such other services, and furnish such other reports, for the Funds that are mutually agreed upon by the parties from time to time, for which the Trust will pay VCM the amounts agreed upon between them.  This Agreement uses the term “Services” to refer to the services described in Schedules A and B, as well additional services as agreed by the parties.

VCM may, at its expense, utilize agents in its performance of Services; provided, however, that (i) the approval of the Trust shall be required to establish an arrangement in which an agent of VCM acts as sub-administrator or sub-fund accountant (an “Agent”); and (ii) any agent (including any Agent) retained by VCM shall be the agent of VCM and not the agent of the Trusts, and VCM shall be fully responsible for the acts of any such agent (or Agent) and shall not be relieved of any of its responsibilities hereunder by the appointment of such agent (or Agent).  In the event that an Agent is retained by VCM at the request or instruction of the Trust, the foregoing shall not apply to the extent it is inconsistent with any written agreement(s) entered into by the parties with respect to such arrangement.

3.             Allocation of Charges and Expenses.

VCM shall bear its own expenses in connection with the performance of its duties and responsibilities hereunder, except as provided herein; provided, however, that the Trust shall reimburse VCM for its and BISYS’ reasonable travel and related expenses incurred in attending meetings of the Boards of Trustees of the Trusts (the “Boards”) in their capacities as administrator and sub-administrator.  VCM shall also furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement.  VCM shall pay all compensation, if any, of officers of the Trusts who are its own officers, employees or directors or who are officers employees or directors of its affiliated entities.  Unless otherwise specifically provided herein, VCM shall not be obligated to pay the compensation of any employee or agent of the Trusts (who is not an officer employee or director of VCM or its affiliated entities) retained by the Boards.

The Trust will pay or cause to be paid any other expenses incurred in the operation of the Funds that are not otherwise allocated herein, including, without limitation, Fund organization costs, taxes, expenses for Fund legal and auditing services, costs of maintaining corporate existence, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, Statements of Additional Information (the “SAI”), proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming shares of beneficial interest in the Funds (“Shares”), fund accounting agents’ fees, the cost of initial and ongoing registration of the Shares under federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of VCM or any affiliate of VCM, Trust meetings, insurance, interest, brokerage costs and commissions, if any, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers.

4.             Compensation of VCM.

(a)           The Trust shall pay VCM the fees set forth in Schedule C to this Agreement for the services described in Schedules A and B.  For purposes of determining fees, the value of each Fund’s net assets shall be computed in accordance with the terms of the Fund’s Prospectus.  Such fee as is attributable to each Fund shall be a separate (and not joint or joint and several) obligation of each such Fund.  No individual Fund shall have any responsibility for any obligation, if any, with respect to any other Fund arising out of this Agreement.

In addition, the Trust shall also reimburse VCM and BISYS for all of their reasonable out-of-pocket expenses incurred as a result of providing the Services, except those specifically allocated to VCM pursuant to Section 3 hereof.

(b)           If this Agreement becomes effective subsequent to the first day of a month or terminates in accordance with its terms before the last day of a month, VCM’s compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth on Schedule C.

(c)           All rights of compensation under this Agreement for the services described in Schedules A and B performed as of the termination date shall survive the termination of this Agreement.

5.             Term.

(a) This Agreement becomes effective on the date first set forth above (the “Effective Date”).  Upon the Effective Date, the Services, compensation (other than compensation for services not described in Schedules A or B) and expense provisions of this Agreement shall become fully effective.  Unless otherwise terminated as provided herein, this Agreement shall continue in effect from the Effective Date through June 30, 2009 (such period, the “Initial Term”).  Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods (“Rollover Periods”); provided that such continuance is specifically approved by a vote of a majority of those members of the Boards who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, and by the vote of the Boards or a majority of the outstanding voting securities of each Fund.  This Agreement may be terminated: (i) by provision of a written notice of non-renewal at least sixty (60) days prior to the end of the Initial Term or any Rollover Period, as the case may be; (ii) by mutual agreement of the parties; (iii) for “cause,” as defined below, upon the provision of sixty (60) days advance written notice by the party alleging cause; (iv) by the Trusts upon 60 day’s written notice to VCM provided that the Trust otherwise complies with its obligation to pay liquidated damages where applicable; or (v) if VCM is terminated as the investment advisor to the Trust, by VCM upon 60 days advance notice to the Trust, provided that, in such event, the Trust may elect to extend this Agreement for a reasonable period of time to permit the Trust to retain a successor to provide the Services, but in no event shall such continuation extend beyond one hundred and eighty (180) days after the date VCM is terminated as investment advisor.

(b) For purposes of this Section 5, “Cause” shall mean: (i) a material breach of this Agreement, including a material breach of any representations and warranties contained herein, that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (ii) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (iii) financial difficulties on the part of the party to be terminated that are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 (Bankruptcy) of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.  VCM shall not terminate this Agreement pursuant to clause (i) above based solely upon Trust’s failure to pay an amount to VCM which is the subject of a good faith dispute, if: (x) the Trust is attempting in good faith to resolve such dispute with as much expediency as may be possible under the circumstances; and (y) the Trust continues to perform its obligations hereunder in all other material respects (including paying all fees and expenses not subject to reasonable dispute hereunder).

(c) Notwithstanding the foregoing termination provisions, following any such termination, in the event that VCM in fact continues to perform any one or more of the Services with the consent of the Trust, the provisions of this Agreement, including, without limitation, the provisions dealing with compensation and indemnification, shall continue in full force and effect.  Fees and out-of-pocket expenses incurred by VCM but unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination.  In the event of a termination other than a termination for Cause or by VCM, VCM shall be entitled to collect from the Trust, in addition to the fees and expenses provided in Sections 3 and 4 of this Agreement, the amount of all of VCM’s reasonable cash disbursements in connection with VCM’s activities in effecting such termination, including without limitation, the delivery to the Trust, and/or other parties of the Funds’ property, records, instruments and documents.  Subsequent to such termination, for a reasonable fee, VCM will provide the Trust with reasonable access to any Trust documents or records remaining in its possession to any successor administrator or fund accountant.

(d) If for any reason other than (i) non-renewal, (ii) mutual agreement of the parties, (iii) “Cause” for termination of VCM hereunder, or (iv) termination by VCM with respect to either Trust, this Agreement is terminated during the Initial Term, then the Trust shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to VCM equal to the balance that would be due VCM for its services hereunder during (x) the next nine (9) months or (y) if less than nine (9) months remain until the end of the Initial Term, the number of months remaining in the Initial Term, assuming for purposes of the calculation of the one-time payment that the fees that would be earned by VCM for each month shall be based upon the average fees payable to VCM monthly during the nine (9) months prior to the date of termination.

(e) If BISYS is, during the Initial Term of this Agreement, acting as sub-administrator under an agreement between VCM and BISYS (the “Sub-Administration Agreement”), and if, at the express direction of the Board, BISYS’ services are terminated under the Sub-Administration Agreement, BISYS is replaced as sub-administrator or sub-fund accountant under the Sub-Administration Agreement or if a third party is added to perform a substantive portion of the administration or accounting services to be provided by BISYS under the Sub-Administration Agreement, then the Trust shall make a one-time cash payment to BISYS, in consideration of the fee structure and services being provided by BISYS under the Sub-Administration Agreement, and not as a penalty, equal to the balance that would be due BISYS for its services under the Sub-Administration Agreement during (x) the next nine (9) months or (y) if less than nine (9) months remain until the end of the Initial Term of the Sub-Administration Agreement, the number of months remaining in the Initial Term, assuming for purposes of the calculation of the one-time payment that the fees that would be earned by BISYS for each month shall be based upon the average fees payable to BISYS by VCM monthly during the nine (9) months prior to the date that services terminate, BISYS is replaced or a third party is added; provided, however, that this liquidated damages provision shall not be applicable to liquidations of individual Funds which may occur from time to time for legitimate economic or regulatory reasons, as determined by the Board.  This provision, and any obligation by the Trust to pay liquidated damages, shall not apply if a third party is substituted for BISYS at the express direction of the Board for “Cause.”  For purposes of this provision, “Cause” shall mean: (i) a material breach of the Sub-Administration Agreement, including a material breach of any representations and warranties contained therein, that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (ii) a final, unappealable judicial, regulatory or administrative ruling or order in which BISYS has been found guilty of criminal or unethical behavior in the conduct of its business; or (iii) financial difficulties on the part BISYS that are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 (Bankruptcy) of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

(f)  The one-time cash payments referenced above shall be due and payable on the day prior to the first day in which this Agreement is terminated, services are terminated, VCM is replaced or a third party is added, as applicable.

(g)  The parties further acknowledge and agree that, in the event this Agreement is terminated with respect to VCM under subsection (d), above, BISYS’ services are terminated, BISYS is replace, or a third party is added, as set forth in subsection (e), above, (i) a determination of actual damages incurred by VCM or BISYS, respectively, would be extremely difficult, and (ii) the liquidated damages provisions contained herein are intended to adequately compensate VCM and BISYS for their respective damages incurred and are not intended to constitute any form of penalty.

(h) With respect to any termination of this Agreement occurring during a Rollover Period, the Trust shall not be obligated to pay to VCM any amounts pursuant to this Agreement other than fees and out-of-pocket expenses in accordance with Section 5(c) of this Agreement.

6.             Standard of Care; Uncontrollable Events; Limitation of Liability.

VCM shall use reasonable professional diligence in the performance of Services but shall not be liable to the Trust for any action taken or omitted by it in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.  The duties of VCM shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against VCM hereunder.

VCM shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement.  Upon the Trust’s reasonable request, VCM shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the Services.  Notwithstanding the foregoing or any other provision of this Agreement, VCM does not assume any responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.  Events beyond VCM’s reasonable control include, without limitation, force majeure events.  Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party.  In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, VCM shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption or damages to the Trusts.

VCM shall provide the Trust, at such times as the Trust may reasonably request, copies of reports rendered by independent public accounting firms on its Agent’s internal controls and procedures relating to the Services.

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL VCM, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

NOTHING IN THIS AGREEMENT SHALL IN ANY WAY CONSTITUTE A WAIVER OR LIMITATION OF ANY RIGHTS THAT THE TRUST MAY HAVE UNDER FEDERAL SECURITIES LAWS.

7.             Legal Advice.

VCM may rely on written advice provided by Fund Counsel or other expert authorized in writing by the Trust, provided that Fund Counsel is not obligated to provide advice to VCM for any reason or for no reason.  In no event shall VCM be liable to the Trust or any Fund or any shareholder or beneficial owner of the Trust for any action reasonably taken pursuant to written advice provided by an expert explicitly authorized by the Trust.

As to the Services, this Agreement sets forth the terms and conditions under which the Services are to be performed (except with respect to the fees payable for services not described in Schedules A and B).  To the extent of any inconsistency between this Agreement and any description, if any, of the Services that may be contained in the Prospectuses and SAI of the Trust relating to the relevant Funds, VCM may rely on the description contained in that Prospectus or SAI unless VCM receives written instructions to the contrary in a timely manner from the Trust.

8.             Instructions / Certain Procedures, etc.

VCM shall be protected in acting upon any document that it reasonably believes to be genuine and to have been signed or presented by a duly authorized person on behalf of the Trust.  Unless VCM is otherwise aware of such change of authority, VCM will not be held to have notice of any change of authority of any officers, employees or agents of the Trust until receipt of actual notice thereof from the Trust.

In performing the Services, VCM may rely conclusively upon the terms of the Prospectuses and SAIs relating to the relevant Funds, as well as the minutes of Board meetings (if applicable) and other records of the Trust.  VCM shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons, excluding VCM employees.

9.             Indemnification.

The Trust agrees to indemnify and hold harmless VCM, and its employees, agents, directors, officers and nominees from and against any claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses including reasonable investigation expenses (collectively, “Losses”) resulting directly and proximately from VCM’s performance of the Services or based, if applicable, upon its reasonable reliance on information, records, instructions or requests pertaining to the Services, that are given or made to it by the Trust,  or other authorized agents of the Trust with which VCM must interface in providing the Services; provided that this indemnification shall not apply to actions or omissions of VCM involving bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

VCM shall indemnify, defend, and hold the Trust, and its Trustees, officers, agents and nominees harmless from and against Losses resulting directly and proximately from VCM’s willful misfeasance, bad faith or negligence in the performance of, or the reckless disregard of, its duties or obligations hereunder.

Notwithstanding anything in this Agreement to the contrary, under no circumstances will VCM be obligated to indemnify the Trust for or be liable to the Trust for any Losses arising from or attributable to the Trust’s failure or refusal, for any or no reason, to act or refrain from acting in accordance with or to follow VCM’s advice, recommendation or direction with respect to any one or all of the Services, including, without limitation, the Services provided for in Section 17, below.

The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited provided that any such advanced expenses shall be reimbursed by the indemnified party if an ultimate determination is made on the merits by a court or other tribunal of competent jurisdiction that the indemnified party is not entitled to indemnification hereunder.  In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party together with all facts pertinent to the situation, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby.  As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be withheld or delayed unreasonably.

The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision.  If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be withheld or delayed unreasonably.  In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it.  An indemnifying party shall not effect any settlement without the consent of the indemnified party (which shall not be withheld or delayed unreasonably by the indemnified party) unless such settlement imposes no liability, responsibility or other obligation upon the indemnified party and does not express, imply or impute fault to the indemnified party.  If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party.  The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

10.          Record Retention and Confidentiality.

VCM shall keep and maintain all books and records that are customary or that are required to be kept in connection with the Services pursuant to applicable statutes, rules and regulations, including, without limitation, Rules 31a-1 and 31a-2 under the 1940 Act.  VCM further agrees that all such books and records shall be the property of the Trust.  VCM shall surrender such documents promptly to the Trust on request, and made available for inspection by the Trust, or by the Securities and Exchange Commission (the “SEC”) upon demand.

VCM shall otherwise keep confidential all books and records relating to the Trust and its shareholders, except when (i) disclosure is required by law, (ii) VCM is advised by counsel that it may incur liability for failure to make a disclosure, (iii) VCM is requested to divulge such information by a court, governmental agency or entity or by a self-regulatory organization registered under the Securities Exchange Act of 1934, or (iv)  as requested or authorized by the Trust (including pursuant to its policies and procedures).  VCM shall provide the Trust with reasonable advance notice of disclosure pursuant to items (i) — (iii) of the previous sentence, to the extent reasonably practicable.

11.          Return of Records.

VCM, shall promptly upon the Trust’s demand, turn over to the Trust and cease to retain the files, records and documents created and maintained by it pursuant to this Agreement that are no longer needed by it in the performance of the Services or for its legal protection.

12.          Representations and Warranties of the Trust.

The Trust represents and warrants to VCM that:

(a)                                 The Trust is a trust duly organized and validly existing under the laws of its state of organization, and has full capacity and authority to enter into this Agreement and to carry out its obligations hereunder;

(b)                                 It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

(c)                                  It is in compliance in all material respects with all laws and regulations applicable to its business and operations; and

(d)                                 This Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.

13.          Representations and Warranties of VCM.

VCM represents and warrants to the Trust that:

(a) It is a corporation duly incorporated and validly existing under the laws of the state of its organization, and has full capacity and authority to enter into this Agreement and to carry out its obligations hereunder;

(b) It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

(c) It is, and shall continue to be, in compliance in all material respects with all provisions of law applicable to it in connection with the Services;

(d) The various procedures and systems that it has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data and its equipment, facilities, and other property used in the performance of its obligations hereunder are reasonable and adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder;

(e) This Agreement has been duly authorized by it and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties; and

(f)  it will maintain or hire an Agent with sufficient and experienced personnel and an adequate infrastructure to enable it to perform the Services.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES ARE COMPLETELY DISCLAIMED.

14.          Insurance.

VCM shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage, in amounts that are appropriate in light of its duties and responsibilities hereunder.  Upon the request of the Trust, VCM shall provide evidence that coverage is in place.  VCM shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be reduced or canceled.  Such notification shall include the date of cancellation or reduction and the reasons therefore.  VCM shall notify the Trust promptly of any material claims against it with respect to the Services, whether or not they may be covered by insurance, and shall notify the Trust promptly should the total outstanding claims made by VCM under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

15.          Information to be Furnished by the Trust.

(a)           The Trust will furnish to VCM the following upon request:

(i) A copy of each Trust Instrument and any amendments thereto;

(ii) A copy of each Trust’s By-laws and any amendments thereto;

(iii) A certified list of all officers of the Funds, including the Funds’ AML Compliance Officer (as defined in section 17(c) of this Agreement), and any other persons together with specimen signatures of those officers and other persons who (except as otherwise provided herein to the contrary) shall be authorized to instruct VCM in all matters.  Any delay in delivery of this list shall not relieve VCM of any actual knowledge it may possess of any change in authority of persons authorized to provide instructions to VCM;

(iv) A copy of each Trust’s anti-money laundering program, including any related policies and procedures (“AML Program”);

(v)           Each Trust’s most recent Post-Effective Amendment to its Registration Statement under the Securities Act of 1933, as amended (the “1933 Act”), and under the 1940 Act, on Form N-1A as filed with the SEC relating to the Shares and any further amendment thereto;

(vi)          Notification of registration of the Trust under the 1940 Act on Form N-8A as filed with the SEC;

(vii)         Prospectuses and SAIs of the Trust with respect to the Funds (such prospectuses and SAIs , as presently in effect and as they shall from time to time be amended and supplemented, herein called individually, the “Prospectus” and collectively, the “Prospectuses”); and

(ix)          The Trust’s disclosure and control procedures (the “Trust DCPs”).

(b)           The Trust shall furnish VCM written copies of any amendments to, or changes in, any of the items referred to in Section 15(a) hereof, forthwith upon such amendments or changes becoming effective.  In addition, the Trust agrees that no amendments will be made to the AML Program or the Trust DCPs that might have the effect of changing the procedures employed by VCM in providing the Services or that might affect the duties of VCM hereunder, unless the Trust first obtains VCM’s approval of such amendments or changes, which approval shall not be withheld unreasonably.

(c)           VCM may rely on all documents furnished to it by the Trust and its agents in connection with the Services, including any amendments to or changes in any of the items to be provided by the Trust pursuant to Section 15(a), and shall be entitled to indemnification in accordance with Section 9 above with regard to such reliance.

(d)           The Trust represents and warrants that (A) the provision of certain officers of the Trust by VCM, as provided in Section 17 of this Agreement, has been approved by the Boards, and (B) each of the individuals nominated by VCM as the Trust’s AML Compliance Officer or Financial Officer has been approved and appointed as an officer of the Trust by the Boards.

(e)           VCM shall be deemed to have received any document with respect to the Trust that is filed with the SEC and available on EDGAR, unless the Trust files such document without VCM’s knowledge.

16.          Information Furnished by VCM.

VCM will furnish to the Trust upon request, evidence of the approval of this Agreement by VCM, and authorization of a specified officer of VCM to execute and deliver this Agreement.

17.          Compliance with Laws; Provision of Executive Officers.

(a)                Prospectus and Public Offering.  Except for information VCM is obligated to keep pursuant to Section 10 hereof and in connection with its role as the Trust’s investment adviser, and as specifically provided in the schedules hereto, the Trust assumes full responsibility for the preparation, contents, and distribution of each Prospectus of the Trust in compliance with all applicable requirements of the 1933 Act, the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction.  VCM shall have no obligation under this Agreement to take cognizance hereunder of laws relating to the sale of the Trust’s shares except to the extent that VCM receives payments from the Trust pursuant to Rule 12b-1.  The Trust represents and warrants that all shares of the Trust that are offered to the public are covered by an effective registration statement under the 1933 Act.

(b)                Anti-Money Laundering.  Both VCM and the Trust acknowledge that they are financial institutions subject to the law entitled Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“U.S.A. Patriot”) Act of 2001 and the Bank Secrecy Act and shall comply with the such Acts and applicable regulations adopted thereunder (such Acts and regulations collectively, the “Applicable AML Laws”) in all relevant respects, unless exempted in part or whole thereunder.

(c)                 Provision of AML Compliance Officer.  Subject to the provisions set forth in Section 17(b) above, this Section 17(c), and Section 17(e) below, VCM agrees to make available to the Trust a person to serve as the Trust’s AML Compliance Officer (“AML Compliance Officer”).  VCM’s obligation in this regard shall be met by providing an appropriately qualified employee or agent of VCM (or its affiliates) who, in the exercise of his or her duties to the Trust, shall act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Trust.  Subject to the Trust’s cooperation in implementing and complying with its AML Program, the AML Compliance Officer will assist the Trust in operating its AML Program, and shall perform the duties assigned to the AML Compliance Officer which are set forth in the AML Program.

The Trust shall provide copies of all books and records of the Trust, as the AML Compliance Officer deems necessary or desirable in order to carry out his or her duties hereunder on behalf of the Trust.  Each party agrees to provide promptly to the other party (and to the AML Compliance Officer), upon request, copies of such other records and documentation relating to the compliance by such party with Applicable AML Laws (in relation to the Trust), and each party also agrees otherwise to assist the other party (and the AML Compliance Officer) in complying with the requirements of the AML Program and Applicable AML Laws.

Each party agrees to retain a copy of all documents and records prepared, maintained or obtained by it relating to shareholders and transactions for a period of at least five (5) years after either the relationship with the shareholder has ended or the execution of the transaction.  The foregoing is not intended to limit any obligation to retain any specified records for any other period that may be specified in the AML Program or under Applicable AML Laws.

(d)                Provision of Certifying Officer

Subject to the provisions of this Section 17(d) and Section 17(e) below, VCM shall make (i) a VCM employee or an agent of VCM available to the Trust to serve, upon designation as such by the Board, as the Chief Financial Officer of the Trust or under such other title to perform similar functions and (ii) a VCM employee to serve, upon designation as such by the Board, as the President of the Trust or under such other title to perform similar functions (each, (a “Certifying Officer”).  VCM’s obligation in this regard shall be met by providing an appropriately qualified employee or agent of VCM (or its affiliates) who, in the exercise of his or her duties to the Trust, shall act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Trust.  Subject to Board approval, VCM shall select, and may replace, the specific employee or agent that it makes available to serve in the designated capacity as a Certifying Officer, in VCM’s reasonable discretion, taking into account such person’s responsibilities concerning, and familiarity with, the Trust’s operations.

For so long as VCM provides a Certifying Officer, (a) there shall be a DCP Committee (as defined below), and (b) the Trust’s DCPs shall contain (or the Trust and VCM shall otherwise establish) mutually agreeable procedures governing the certification of Form N-CSR, Form N-Q, and any other forms required to be certified pursuant to Sections 302 or 906 of the Sarbanes-Oxley Act of 2002, Rule 30a-2 under the 1940 Act, or any other related law or regulation (collectively, “SO Laws” and such forms, collectively, “Reports”), and the parties shall comply with such procedures in all material respects.  Among other things, the procedures shall provide as follows:

•                        VCM shall establish and maintain a Disclosure Controls and Procedures Committee (the “DCP Committee”) to evaluate the Trust DCPs in accordance with Rule 30a-3 under the 1940 Act.  The DCP Committee shall include (at a minimum) the Trust’s President, Chief Financial Officer, and Chief Compliance Officer and such other individuals as may be necessary or appropriate to enable the DCP Committee to ensure the cooperation of, and to oversee, each of the Trust’s agents that records, processes, summarizes, or reports information contained in Trust Reports (or any information from which such information is derived), including the Funds’ investment advisors, custodians, and other service providers to the Trust or any Fund (“Other Providers”).  VCM may from time to time request appropriate approvals from the Board with respect to the DCP Committee and the Trust DCP’s.

•                        The Trust shall require: (A) that sub-certifications on internal controls, upon which the Certifying Officers may rely in certifying Reports, be provided by Other Providers in form and content reasonably acceptable to the Certifying Officers and consistent with the SO Laws; and (B) that such sub-certifications are delivered to the DCP Committee and the Certifying Officers sufficiently in advance of the DCP Committee meeting described in (iii) below.  VCM shall obtain such sub-certifications from such Other Providers.

•                        The DCP Committee shall (A) establish a schedule to ensure that all required disclosures in any Report, including the financial statements, for the Trust are identified and prepared in a timeframe sufficient to allow review, (B) meet prior to the filing date of each Report to review the accuracy and completeness of the relevant Report, and (C) record its considerations and conclusions in a written memorandum sufficient to support conclusions pertaining to Trust DCPs as required by the instructions to Form N-CSR or Form N-Q.  In conducting its review and evaluations, the DCP Committee shall:

A. review SAS 70 reports pertaining to VCM and Other Providers, if applicable, or in the absence of any such reports, consider the adequacy of the sub-certifications supplied by the service provider.  In cases where the SAS 70 report is dated more than 90 days prior to the issuance of a Report, the DCP Committee shall request a written representation from the service provider regarding the continued application and effectiveness of internal controls described in the report, or descriptions of any changes in internal control structure, as of the date of the representation;

B.  consider whether there are any significant deficiencies or material weaknesses in the design or operation of the Trust DCPs or internal controls over financial reporting that could adversely affect the Trust’s ability to record, process, summarize, and report financial information, and in the event that any such weaknesses or deficiencies are identified, disclose them to the Trust’s Certifying Officers, Audit Committee, and independent registered public accounting firm;

C.  consider whether, to the knowledge of any member of the DCP Committee, there has been or may have been any fraud, whether or not material, and, if so, disclose to the Certifying

Officers, and the Trust’s Audit Committee and independent registered public accounting firm; and

D.  determine whether there was any change in internal controls over financial reporting that occurred during the Trust’s second quarter of the period covered by the Report for Reports on Form N-CSR or during the most recent fiscal quarter for Reports on Form N-Q that has materially affected, or is reasonably likely to materially affect, the Trust’s internal control over financial reporting.

A Certifying Officer shall have the full discretion to decline to certify a particular Report that fails to meet the standards set forth in the Certification, and to report matters involving fraud or other failures to meet the standards of applicable law to the audit committee of the Board.

The Trust shall, in its own capacity, take all reasonably necessary and appropriate measures to comply with its obligations under SO Laws.  Without limitation of the foregoing, except for those obligations which are expressly delegated to or assumed by VCM in this Agreement, the Trust shall support and facilitate the role of each Certifying Officer and the DCP Committee in, designing and maintaining the Trust’s DCPs in accordance with applicable laws.

(e)                    Additional Provisions Concerning Executive Officers

It is mutually agreed and acknowledged by the parties that any Certifying Officers provided by VCM under the provisions of this Section 17 will be executive officers of the Trust (“Executive Officers”).  In addition, the parties agree that an AML Compliance Officer provided by VCM shall be considered an Executive Officer of the Trust for purposes of this Section 17(e).  The provisions of Sections 17(c) - (d) are subject to the internal policies of VCM concerning the activities of its employees and their service as officers of funds (the “VCM Policies”), a copy of which shall be provided to the Trust upon request.  VCM shall also provide to the Trusts any amendments or changes to the VCM Policies, and the Trusts will not be bound by any amendments or changes to the VCM Policies that materially change the Trusts’ obligations under this Agreement unless the Trusts give their prior approval of such amendments or changes.

The Trust’s governing documents (including its Trust Instrument and By-Laws) shall contain, or the Board may adopt resolutions containing, mandatory indemnification provisions that are applicable to each Executive Officer, that are designed and intended to have the effect of fully indemnifying him or her and holding him or her harmless with respect to any claims, liabilities and costs arising out of or relating to his or her service in good faith in a manner reasonably believed to be in the best interests of the Trust, except to the extent he or she would otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

The Trust shall provide coverage to each Executive Officer under its directors and officers liability policy that is appropriate to the Executive Officer’s role and title, and consistent with coverage applicable to other officers holding positions of executive management.

In appropriate circumstances, each Executive Officer shall have the discretion to resign from his or her position, in the event that he or she reasonably determines that there has been or is likely to be (a) a material deviation from the VCM Policies; (b) a violation of SO Laws, Applicable AML Laws, or federal or state securities laws and regulations applicable to the Trust (“Applicable Securities Laws”), or (c) a material deviation by the Trust from the terms of this Agreement governing the services of such Executive Officer that (in either case) is not primarily caused by the failure of such Executive Officer or VCM to meet their own obligations under applicable laws and this Agreement.  In addition, each Executive Officer shall have reasonable discretion to resign from his or her position in the event that he or she determines that he or she has not received sufficient cooperation from the Trust or its Other Providers to make an informed determination regarding any of the matters listed above.

Each Executive Officer may, and the Trust shall, promptly notify VCM of any issue, matter or event that would be reasonably likely to result in any claim by the Trust, the Trust’s shareholders or any third party which involves an allegation that any Executive Officer failed to exercise his or her obligations to the Trust in a manner consistent with applicable laws (including but not limited to any claim that a Report failed to meet the standards of SO Laws and other applicable laws).

Notwithstanding any provision of the Agreement that expressly or by implication provides to the contrary, (a) it is expressly agreed and acknowledged that VCM cannot ensure that the Trust complies with Applicable AML Laws, the Applicable Securities Laws or SO Laws, and (b) whenever an employee or agent of VCM serves as an Executive Officer of the Trust, as long as such Executive Officer acts in good faith and in a manner reasonably believed to be in the best interests of the Trust (and would not otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office), the Trust shall indemnify the Executive Officer and VCM and hold the Executive Officer and VCM harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages incurred by them arising out of or resulting to the service of such Employee/Executive Officer as an Executive Officer of the Trust.

It is understood by the parties to this Agreement that the federal securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights, or responsibilities that either party may have under federal securities laws.

18.          Notices.

Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to VCM, to it at Victory Capital Management Inc., Investment Products Group, 127 Public Square, Cleveland, Ohio 44114, Mailcode:  OH-01-27-1414 Attn: [Michael Policarpo], with a copy to Greg Edgehouse, 127 Public Square, Cleveland, Ohio 44114, Mailcode: OH-01-27-0200; and Jay G. Baris, Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036; or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

19.          Assignment.

This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party.  This Section 19 shall not limit or in any way affect VCM’s right to appoint an agent pursuant to Section 2 hereof.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

20.          Governing Law.

This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act.  To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

21.          Activities of VCM.

The Services are not to be deemed to be exclusive.  VCM is free to render such Services to others and to have other businesses and interests.  It is understood that Trustees, officers, employees and Shareholders of the Trusts are or may be or become interested in VCM, as officers, employees or otherwise and that partners, officers and employees of VCM and its counsel are or may be or become similarly interested in the

Trusts, and that VCM may be or become interested in the Trusts as a Shareholder or otherwise.

22.          Privacy.

Nonpublic personal financial information relating to consumers or customers of the Trusts provided by, or at the direction of the Trust to VCM, or collected or retained by VCM in the course of performing its duties under this Agreement, shall be considered confidential information.  VCM shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of VCM involved in servicing the Funds except at the direction of the Trust or the Funds or as required or permitted by law.  VCM represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Funds.  The Trust represents to VCM that the Trust has adopted a statement of its privacy policies and practices as required by the SEC’s Regulation S-P and agrees to provide VCM with a copy of that statement annually.

23.          Miscellaneous.

(a)                                 Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(b)                                 This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

(c)                                  This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

(d)                                 No provision of this Agreement may be changed, waived, discharged or terminated, except by an instrument in writing signed by the parties to this Agreement.  For special cases, the parties hereto may amend such procedures set forth herein as may be appropriate or practical under the circumstances, and VCM may conclusively assume that any special procedure that has been approved by the Trust does not conflict with or violate any requirements of its Trust Instrument or then-current Prospectuses, or any rule, regulation or requirement of any regulatory body.  In addition, the Trust agrees that no amendments will be made to the Prospectuses, SAI, the AML Program, or the Trust DCPs that might have the effect of changing the procedures employed by

VCM in providing the Services or that might affect the duties of VCM hereunder unless the Trust first obtains VCM’s approval of such amendments or changes, which approval shall not be withheld unreasonably.

(e)                                  It is expressly agreed that the obligations of the Trusts in this Agreement shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trusts personally, but shall bind only the trust property of the Trusts.  The execution and delivery of this Agreement by the Trusts has been authorized by the Boards, and this Agreement has been signed and delivered by an authorized officer of each Trust, acting on behalf of that Trust, and neither such authorization by the Boards nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall, with respect to obligations of the Trust in this Agreement, bind only the trust property of that Trust as provided in the Certificate of Trust.

(f)                                   If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(g)                                  The names “The Victory Portfolios” and “Trustees of The Victory Portfolios” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Certificate of Trust filed on December 21, 1995 at the office of the Secretary of State of the State of Delaware, which is hereby referred to, and is also on file at the principal office of such Trust.

(h)                                 The names “The Victory Variable Insurance Funds” and “Trustees of The Victory Variable Insurance Funds” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Certificate of Trust filed on February 11, 1998 at the office of the Secretary of State of the State of Delaware, which is hereby referred to, and is also on file at the principal office of such Trust.

(i)                                     Every reference to a Trust or a Fund will be deemed a reference solely to the particular Trust or Fund (as set forth in Schedule D, as may be amended from time to time).  Under no circumstances shall the rights, obligations or remedies with respect to a particular Trust or Fund constitute a right, obligation or remedy applicable to any other Trust or Fund.  In particular, and without otherwise limiting the scope of this paragraph, VCM shall not have any right to set off claims of a Trust or a Fund by applying property of any other Trust or Fund.

24.          Rights of Ownership.

All computer programs, systems and procedures employed or developed by VCM, or on behalf of VCM by system providers or vendors used by VCM, to perform the Services are the property of VCM.  All records and other data maintained hereunder, excepting such computer programs, systems and procedures, are the exclusive property of the Trust.  All such records and other data that is the property of the Trust shall be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

25.          About the Victory Portfolios.

The name “The Victory Portfolios” refers to the Trust created under a Certificate of Trust filed at the office of the State Secretary of Delaware.  The obligations of “The Victory Portfolios” entered into in the name or on behalf thereof by any of the Trustees, representatives or agents thereof are made not individually but in such capacities, and are not binding upon any of the Trustees, Shareholders, representatives or agents of the Trust personally, but bind only the Trust Property (as defined in the Trust Instrument), and all persons dealing with any class of Shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.  The Trust has entered into this Agreement with respect to some or all of its Funds individually, and jointly.  The rights and obligations of the Trust described in this Agreement apply to each individual Fund.  No Fund shall have any liability for any costs or expenses incurred by any other Fund.  In seeking to enforce a claim against any Fund, VCM shall look to the assets only of that Fund and not to the assets of any other Fund.

26.          About the Victory Variable Insurance Funds.

The name “The Victory Variable Insurance Funds” refers to the Trust created under a Certificate of Trust filed at the office of the State Secretary of Delaware.  The obligations of “The Victory Variable Insurance Funds” entered into in the name or on behalf thereof by any of the Trustees, representatives or agents thereof are made not individually but in such capacities, and are not binding upon any of the Trustees, shareholders, representatives or agents of the Trust personally, but bind only the Trust Property (as defined in the Trust Instrument), and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.  The Trust has entered into this Agreement with respect to some or all of its Funds individually, and not jointly.  The rights and obligations of the Trust described in this Agreement apply to each individual Fund.  No Fund shall have any liability for any costs or expenses incurred by any other Fund.  In seeking to enforce a claim against any Fund, VCM shall look to the assets only of that Fund and not to the assets of any other Fund.

27.          Each Trust shall be deemed to have entered into this Agreement severally and not jointly, and the provisions of this Agreement shall be construed accordingly.  Under no circumstances shall the rights, obligations or remedies hereunder with respect to a particular Trust constitute a right, obligation or remedy applicable to the other Trust.

28.          The Administrator shall develop policies and procedures to identify potential conflicts of interest that may affect the delivery of the Services to the Funds.  At a minimum, the policies and procedures shall provide that the Administrator shall communicate to the Board material conflicts of interest and potential conflicts of interest of which it is aware.  In addition to any information that the Board may reasonably request, the Administrator shall provide to the Board all information that the Board, in consultation with counsel, reasonably would consider material to the Board’s evaluation of the Services provided under this agreement, except where provision of such information is prohibited by law or contract.

*              *              *              *              *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

VICTORY CAPITAL MANAGEMENT INC.

By:	/s/ Michael Policarpo
Name:	Michael Policarpo II
Title:	Senior Managing Director

THE VICTORY PORTFOLIOS,
on behalf of its Funds, individually and not jointly

By:	/s/ David C. Brown
Name:	David C. Brown
Title:	President

THE VICTORY VARIABLE INSURANCE FUNDS,
on behalf of its Funds, individually and not jointly

By:	/s/ David C. Brown
Name:	David C. Brown
Title:	President

SCHEDULE A

TO THE AGREEMENT
BETWEEN VCM

THE VICTORY PORTFOLIOS AND

THE VICTORY VARIABLE INSURANCE FUNDS

ADMINISTRATION SERVICES

VCM will provide all administrative services required for the operation of the business and affairs of the Trust, other than any additional service not set forth in this Agreement which the Trusts request VCM to provide and which VCM declines to provide in writing.  Subject to the foregoing, VCM’s responsibilities include, but are not limited to, the following services:

1.                                      Calculate contractual Trust expenses and make and control all disbursements for the Trust, subject to review and approval of an officer of the Trust or other authorized person including administration of trustee and vendor fees and compensation on behalf of the Trust, and as appropriate.

2.                                      Calculate all capital gain and distribution information relating to the Funds and its shareholders;

3.                                      Prepare such reports, applications and documents (including reports regarding the sale and redemption of shares in the Trust as may be required in order to comply with Federal and state securities laws) as may be necessary or desirable to register the shares in the Trust (“Shares”) with state securities authorities, monitor the sale of Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Trust and the Shares and all amendments thereto, as may be necessary or convenient to register and keep effective the registration of the Trust and the Shares with state securities authorities to enable each Trust to make a continuous offering of its Shares;

4.                                      Prepare drafts of the annual report to Shareholders and certified semi-annual report for each Fund; prepare and file the final certified versions thereof on Form N-CSR; prepare and file the Trust’s Form N-SAR; and file all required notices pursuant to Rule 24f-2;

5.                                      Coordinate with the Trust’s transfer agent with respect to the payment of dividends and other distributions to Shareholders;

6.                                      Calculate performance data of the Funds for dissemination to information services covering the investment company industry;

7.                                      Prepare and file the Trust’s tax returns, including federal, state, local and excise tax returns, issue all tax-related information to shareholders, including IRS Form -1099 and other applicable tax forms;

8.                                      Make available appropriate individuals to serve as officers of the Trust (to serve only in ministerial or administrative capacities relevant to the Services, except as otherwise provided in this Agreement, upon designation as such by the Boards;

9.                                      Assist with the design, development, and operation of the Funds, including new classes, investment objectives, policies and structure;

10.                               Monitor and advise the Trust and its Funds on their regulated investment company status under the Internal Revenue Code of 1986, as amended.  In connection with the foregoing, prepare and send quarterly reminder letters related to such status, and prepare quarterly compliance checklist for use by investment adviser(s) if requested;

11.                               Assist the Trust in developing portfolio compliance procedures for each Fund. VCM will also provide the Boards with quarterly results of compliance reviews;

12.                               Reports to the Boards regarding amounts paid under Shareholder Service Agreements and the nature of services provided by the Shareholder Service Agents thereunder; and maintain appropriate records in connection with the foregoing;

13.                               Provide assistance and guidance to the Trust with respect to matters governed by or related to regulatory requirements and developments including:  monitoring regulatory and legislative developments which may effect the Trust, and assisting in strategic planning in response thereto.

14.                               Provide appropriate assistance with respect to audits conducted by the Fund’s independent accountants including compiling data and other information as necessary;

15.                               Furnish advice and recommendations with respect to other aspects of the business and affairs of the Funds as the Trust shall request and the parties shall agree in writing;

16.                               Prepare quarterly brokerage allocation compliance checklist and supporting documentation for use by investment adviser(s), as requested;

17.                               Maintain corporate records on behalf of the Trust, including, but not limited to, minute books, the Trust Instruments and By-Laws;

18.                               To assist the Trust in connection with its obligations under SO Laws, VCM will internally establish and maintain its own controls and procedures (“VCM internal controls”) designed to ensure that information recorded, processed, summarized, or reported by VCM on behalf of the Trust and included in Reports is (a)

recorded, processed, summarized, and reported by VCM within the time periods specified in the SEC’s rules and forms and the Trust DCPs, and (b) communicated to the relevant Certifying Officers consistent with the Trust DCPs.

Solely for the purpose of providing any Certifying Officer with a basis for certification, VCM will (i) provide a sub-certification with respect to the Services during any fiscal period in which VCM served as financial administrator to the Trust consistent with the requirements of the certification required under SO Laws and/or (ii) inform the Certifying Officers of any reason why all or part of such certification would be inaccurate.  In rendering any such sub-certification, VCM may (a) limit its representations to information prepared, processed and reported by VCM; (b) rely upon and assume the accuracy of the information provided by officers and other authorized agents of the Trust, including all Other Providers to the Trust, and compliance by such officers and agents with the Trust DCPs; and (c) assume that the Trust has selected the appropriate accounting policies for the Fund(s).

The Trust shall assist and cooperate with VCM (and shall cause its officers, and Other Providers to assist and cooperate with VCM) to facilitate the delivery of information requested by VCM in connection with the preparation of the Trust’s Form N-CSR, and Form N-Q, including Trust financial statements, so that VCM may submit a draft Report to the Trust’s Disclosure Controls and Procedures Committee (“Fund DCP Committee”) prior to the date the relevant Report is to be filed.

The Certifying Officers and the Chief Compliance Officer of the Trust shall be deemed to constitute the Fund DCP Committee in cases in which no other Fund DCP Committee has been designated or is operative.  In connection with its review and evaluations, the Fund DCP Committee shall establish a schedule to ensure that all required disclosures in Form N-CSR and in the financial statements for each Fund are identified and prepared in a timeframe sufficient to allow review by the Fund DCP Committee at least 10 days prior to the date the relevant report is to be filed.  At the request of the Trust or its Certifying Officers, VCM shall provide reasonable administrative assistance to the Trust in connection with obtaining service provider sub-certifications, SAS-70 reports on internal controls, and any applicable representations to bring such certifications current to the end of the reporting period, and in preparing summaries of issues raised in such documents.  VCM shall provide all administrative services that are necessary and appropriate for the Trust to comply with its obligations under SO Laws.  The Trust shall support and facilitate the role of each Certifying Officer and the Fund DCP Committee in, designing and maintaining the Trust DCPs in accordance with applicable laws, including (a) ensuring that the Fund DCP Committee and/or Certifying Officers obtain and review sub-certifications and reports on internal controls from the Trust’s investment adviser(s) and other service providers, if any, sufficiently in advance of the date upon which the relevant financial statements must be finalized by VCM (in order to print, distribute and/or file the same hereunder), (b) evaluation of the effectiveness of the design and operation of the Trust DCPs, under the supervision, and with the participation of, the Certifying

Officers, within the requisite timeframe prior to the filing of each Report, and (c) ensuring that its Certifying Officers render the requisite certifications or take such other actions as may be permitted or required under applicable laws.

19.                               File holdings reports on Form N-Q as required at the end of the first and third fiscal quarters of each year.

20.                               Notify the Adviser and Fund counsel of all documents filed by VCM with the SEC.

21.                               Obtain, maintain and file fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust at the expense of the Trust and Funds in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act, to the extent such bonds and policies are approved by the Boards.

22.                               Coordinate, subject to review by counsel to the Trust, (i) the annual update to the Trust’s registration statement on Form N-1A, (ii) other amendments to the Trust’s registration statement and supplements to its Prospectus and Statement of Additional Information, and (iii) Notices of Annual or Special Meetings of shareholders of the Trust and proxy materials relating thereto, and file same with the Securities and Exchange Commission (the “SEC”) upon the request of the Trust or counsel to the Trust;

23.                               Coordinate with Other Providers the preparation of, with the assistance and approval of counsel and officers of the Trust, drafts of communications to shareholders of record of the Funds (“Shareholders”), including the annual report to Shareholders and prepare drafts of the certified semi-annual report for each Fund;

24.                               Coordinate the distribution of prospectuses, supplements, proxy materials and reports to Shareholders; and coordinate the solicitation and tabulation of proxies in connection with the annual meeting of Shareholders each year, if one is held;

25.                               Administer contracts on behalf of the Trust with, among others, the Trust’s investment adviser, distributor, custodian and transfer agent.

26.                               Assist with the layout and printing of prospectuses and assist with and coordinate layout and printing of the Funds’ semi-annual and annual reports to Shareholders;

27.                               Provide daily and periodic compliance monitoring services incorporating certain of those procedures, which will include, among other matters, compliance with investment restrictions imposed by the 1940 Act, each Fund’s investment objective, defined investment policies, and restrictions, tax diversification, and distribution and income requirements, provided such are determinable based upon the Fund’s accounting records.  In connection with the foregoing, review quarterly compliance reports that are prepared by the investment adviser(s), and notify appropriate Fund officers and advisor of mark-to-market issues pursuant to Board-approved procedures.  VCM will also provide the Board with quarterly results of compliance reviews;

28.                               Coordinate the implementation of service arrangements covered by Shareholder Service Plans adopted by the Board with the financial institutions that serve, or propose to serve, as shareholder services agents thereunder (“Shareholder Service Agents”); review the qualifications of Shareholder Service Agents to serve as such under the relevant Shareholder Service Plan; and coordinate and assist in the Trust’s execution and delivery of Shareholder Service Agreements;

29.                               Assist the Trust and provide on-site personnel in preparing responses to and providing documents for routine regulatory examinations or investigations; and coordinating with and taking instructions from counsel to the Trust in response to such routine or non-routine regulatory matters.  The assistance to be provided with respect to SEC inspections includes (i) rendering advice regarding proposed responses (ii) compiling data and other information in response to SEC requests for information and (iii) communicating with Fund management and portfolio managers to provide status updates.

30.                               Prepare for Board meetings by (i) preparing and coordinating collection of the relevant sections of the Board materials pertaining to the responsibilities of VCM and the various service providers, (ii) assisting and coordinating special materials related to annual contract approvals and approval of rule 12b-1 plans and related matters, (iii) attending Board meetings, and (iv) performing such other Board meeting functions as agreed by the parties;

31.                               Not less frequently than annually, review the business of the Trust and the Services and determine: (a) that the Services are adequate and complete so as to provide the Funds with all administrative services required by applicable laws and rules and the business needs of the Trust and (b) whether additional or supplemental services are necessary for the operation of the Funds and inform the Board of Trustees of the Trust how these additional or supplemental services, if any, shall be provided and what additional costs and fees would be associated with same.

SCHEDULE B

TO THE AGREEMENT
BETWEEN VCM, THE VICTORY PORTFOLIOS AND THE VICTORY VARIABLE INSURANCE FUNDS

FUND ACCOUNTING SERVICES

VCM will keep and maintain the following books and records of each Fund pursuant to Rule 31a-1 under the Investment Company Act of 1940, as amended (the “Rule”):

a.                                      Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

b.                                      General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

c.                                       Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule; and

d.                                      A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

All such books and records shall be the property of the applicable Trust, and VCM agrees to make such books and records available for inspection by the Trust or by the SEC at reasonable times and otherwise to keep confidential all records and other information relative to the Trust; except when requested to divulge such information by duly-constituted authorities or court process, or when requested by the Trust.

In addition to the maintenance of the books and records specified above, VCM shall perform the following account services daily for each Fund:

a.                                      Calculate the net asset value per Share utilizing prices obtained from the sources described below;

b.                                      Obtain security prices from independent pricing services, or if such quotes are unavailable, then provide such prices or obtain them from each Fund’s designee, as approved by the Boards;

c.                                       Verify and reconcile with the Funds’ custodian all daily trade activity;

d.                                      Compute, as appropriate, each Fund’s net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity;

e.                                       Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ;

f.                                        Calculate the dividend and capital gain distribution, if any;

g.                                       Calculate the yield;

h.                                      Provide the following reports:

(i)             a current security position report;

(ii)          a summary report of transactions and pending maturities (including the principal, cost, and accrued interest on each portfolio security in maturity date order); and

(iii)       a current cash position report (including cash available from portfolio sales and maturities and sales of a Fund’s Shares less cash needed for redemptions and settlement of portfolio purchases); and

i.                                          Such other similar services with respect to a Fund as may be reasonably requested by the Trust.

SCHEDULE C

TO THE AGREEMENT
BETWEEN VCM THE VICTORY PORTFOLIOS AND THE VICTORY VARIABLE INSURANCE FUNDS

FEES

The Trust shall pay VCM on the first business day of each month, or at such time(s) as VCM shall request and the parties shall agree the following fees for the services described in Schedules A and B at the annual rates set forth below.  For these purposes, the rate at which the asset-based fees are applied is determined by aggregating the assets of all Funds together.  The fees are accrued daily and paid monthly.

Asset-Based Fees

0.108% of the first $8 Billion in aggregate net assets of all Funds; plus

0.078% of aggregate net assets of all Funds from in excess of $8 Billion to $10 Billion; plus

0.075% of aggregate net assets of all Funds in excess of $10 Billion to $12 Billion; plus

0.065% of aggregate net assets of all Funds in excess of $12 Billion

In addition, the Trust shall also reimburse VCM and Bisys for all of their reasonable out-of-pocket expenses incurred as a result of providing the Services, except those specifically allocated to VCM pursuant to Section 3 of the Agreement.

SCHEDULE D

TO THE AGREEMENT
BETWEEN VCM THE VICTORY PORTFOLIOS AND THE VICTORY VARIABLE INSURANCE FUNDS

TRUSTS AND FUNDS

The Victory Portfolios

Balanced Fund
Diversified Stock Fund
Core Bond Fund
Ohio Municipal Bond Fund
Prime Obligations Fund
Special Value Fund
Stock Index Fund
Tax-Free Money Market Fund
Value Fund
Financial Reserves Fund
Fund for Income
Institutional Money Market Fund
National Municipal Bond Fund
Ohio Municipal Money Market Fund
Federal Money Market Fund
Convertible Fund
Gradison Government Reserves Fund
Small Company Opportunity Fund
Established Value Fund
Focused Growth Fund

The Victory Variable Insurance Funds

Diversified Stock Fund